Exhibit 10.1

Valens U.S. SPV I, LLC

c/o Valens Capital Management, LLC

335 Madison Avenue

New York, New York 10017

As of January 31, 2008

Biovest International, Inc.

377 Plantation Street

Worcester, MA 01605

Attention: Chief Financial Officer

Gentlemen:

Reference is made to the Royalty Agreement dated as of October 29, 2007 (as amended, modified or supplemented from time to time, the “Royalty Agreement”), by and between Biovest International, Inc. (the “Company”) and Valens U.S. SPV I, LLC (“Valens US”). Capitalized terms used herein that are not defined shall have the meaning given to them in the Royalty Agreement.

Valens US and the Company desire to amend the Royalty Agreement on the terms and conditions set forth below.

In consideration of Valens US’s agreement to continue to provide financial accommodations to the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that:

a) Section 1.5 of the Royalty Agreement shall be amended and restated in its entirety to read as follows:

“‘License Revenue’ shall mean:

(a) any and all Upfront Amounts, as supported by such documentation as Valens US shall from time to time request;

(b) without duplication of any Upfront Amounts previously calculated and paid pursuant to subparagraph (a), any Sales Revenue, as supported by such documentation as Valens US shall from time to time request; and

(c) any and all Other Amounts, as supported by such documentation as Valens US shall from time to time request, less, to the extent applicable,:

(i) in the event Biovest has indicated in a prior writing to Valens US that Biovest will use at least 50% of such Other Amounts for the further development and/or commercialization of the Biovest Biologic Products, solely such amounts associated with such further development and/or commercialization plus any reasonable costs and expenses associated therewith; and/or

(ii) in the event Biovest has indicated in writing to Valens US that Biovest will use all or part of such Other Amounts to repay indebtedness due and payable by Biovest (A) to any or all of Valens US, Valens Offshore SPV II, Corp. and Laurus Master Fund, Ltd. or (B) following the indefeasible payment in full of all indebtedness due and payable by Biovest to each of Valens US, Valens Offshore SPV II, Corp. and Laurus Master Fund, Ltd., to any other creditor of Biovest, and Valens US has consented to such use in writing (which consent will not be unreasonably withheld), solely such amounts associated with such repayment of indebtedness.”

b) Section 1.6 of the Royalty Agreement shall be amended and restated in its entirety to read as follows:

“‘Licensee’ shall mean any Third Party granted a license by Biovest to manufacture, sell, or commercialize Biovest Biologic Products.”

c) a new Section 1.12 is added to the Royalty Agreement and shall read as follows:

“1.12 “Other Amounts” shall mean any amounts other than Upfront Amounts and Sales Revenue received by Biovest from a Licensee in connection with any Biovest Biologic Product.”

d) a new Section 1.13 is added to the Royalty Agreement and shall read as follows:

“1.13 “Sales Revenue” shall mean any and all revenue and other consideration received by a Licensee from a Third Party for the sale of Biovest Biologic Products, including but not limited to, revenue or royalties from sales by such Licensee of Biovest Biologic Products, upfront revenue, milestone revenue, royalty income, and the market value at the time of transfer of all non-monetary consideration such as barter or counter-trade in the country of disposition.”

e) a new Section 1.14 is added to the Royalty Agreement and shall read as follows:

“1.14 “Upfront Amounts” shall mean any and all advance revenue, advance royalties or other similar consideration received by Biovest from a Licensee for Biovest Biologic Products prior to the sale of such Biovest Biologic Products by the Licensee to a Third Party.”

f) Section 4.7 of the Royalty Agreement shall be amended and restated in its entirety to read as follows:

“Section 4.7 Right to Documentation. (a) Upon request, Valens US shall have the right to request reasonable documentation of Biovest’s calculations to determine Biovest’s Net Sales and/or License Revenue and to request discussion of such calculations with appropriate representatives of Biovest.

(b) Within ten (10) business days following the execution and delivery of any license agreement between any Licensee and Biovest, Biovest shall deliver to Valens US a true, complete and fully executed copy of such license agreement.

(c) Within ten (10) business days following the receipt by Biovest of any financial reporting documentation pursuant to any license agreement between Biovest and a Licensee, Biovest shall deliver to Valens US true and complete copies of such financial reporting documentation.”

Except as specifically amended herein, the Royalty Agreement shall remain in full force and effect, and is hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Valens US, nor constitute a waiver of any provision of the Royalty Agreement.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of the page intentionally blank.]

This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Valens U.S. SPV I, LLC

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

CONSENTED AND AGREED TO:

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO